Exhibit 99.2

HCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010 AND

THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2011 AND 2010

Table of Contents

Page

Independent Accountant’s Review Report	1

Consolidated Financial Statements:
Consolidated Balance Sheet	2
Consolidated Statement of Income	3
Consolidated Statement of Stockholders’ Equity	4
Consolidated Statement of Cash Flows	5
Notes to Consolidated Financial Statements	6-21

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

  of HCE Corporation and Subsidiaries

We have reviewed the accompanying consolidated balance sheets of HCE Corporation and Subsidiaries (the “Company”) as of September 30, 2011 and December 31, 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for the nine month periods ended September 30, 2011 and 2010, respectively. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of Company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

Our responsibility is to conduct the reviews in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance that there are no material modifications that should be made to the financial statements. We believe that the results of our procedures provide a reasonable basis for our report.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

/S/ BKHM

Winter Park, Florida

October 26, 2011

1

HCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,807,264	$1,668,587
Receivables, net of allowance for doubtful accounts of $223,627 and $124,991 for 2011 and 2010, respectively	10,408,058	17,687,123
Inventories	7,714,509	8,237,889
Prepaid expenses	1,426,678	915,921

Total current assets	25,356,509	28,509,520

Property and equipment, net of accumulated depreciation	29,395,809	30,928,996

Other assets	298,671	603,147

Total assets	$55,050,989	$60,041,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,532,946	$6,422,678
Accrued expenses	1,691,033	1,016,590
Lines of credit	535,000	4,502,117
Current portion of long-term debt	1,932,254	1,963,171

Total current liabilities	6,691,233	13,904,556

Long-term debt, less current portion	12,470,910	14,550,459

Total liabilities	19,162,143	28,455,015

Stockholders’ equity:
Common stock, $1 par value; 10,000 shares authorized and issued; 4,527 shares outstanding	10,000	10,000
Treasury stock (5,473 shares, at cost)	(2,891,083)	(2,891,083)
Retained earnings	38,571,164	33,769,859
Accumulated other comprehensive income	24,690	25,977

Total HCE stockholders’ equity	35,714,771	30,914,753

Noncontrolling interest	149,385	645,918
Accumulated other comprehensive income associated with noncontrolling interest	24,690	25,977

Total equity	35,888,846	31,586,648

Total liabilities and stockholders’ equity	$55,050,989	$60,041,663

See accompanying notes to consolidated financial statements

and independent accountant’s review report.

HCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2011 AND 2010

	2011	2010

Total revenue	60,380,583	53,044,131

Total cost of revenue	34,740,787	28,318,252

Gross profit	25,639,796	24,725,879

General and administrative expenses	14,178,417	13,780,598

Income from operations	11,461,379	10,945,281

Other income (expenses):
Interest income	131,493	66,287
Loss on sale of fixed assets	(229,872)	(63,608)
Loss on unconsolidation of subsidiary	(151,227)	—
Other expense	(201,040)	(351,524)
Interest expense	(614,444)	(726,877)

Total other income (expenses)	(1,065,090)	(1,075,722)

Consolidated net income	10,396,289	9,869,559
Net income attributable to noncontrolling interest	(87,239)	(22,515)

Net income attributable to HCE Corporation	$10,309,050	9,847,044

See accompanying notes to consolidated financial statements

and independent accountant’s review report.

HCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2011 AND 2010

	Common Stock		Treasury Stock
	Number of Shares	Par Value	Number of Shares	Cost	Retained Earnings	Accum. Other Comp. Income (Loss)	Noncontrolling Interest	Consolidated

Balance, December 31, 2009	10,000	$10,000	5,473	$(2,891,083)	$28,550,020	$23,551	$494,515	$26,187,003

Other comprehensive income:
Functional currency translation	—	—	—	—		(7,232)	(7,232)	(14,464)

Effect of change in subsidiary ownership	—	—	—	—	(312,274)	—	256,948	(55,326)

Net income	—	—	—	—	9,869,559	—	22,515	9,892,074

Total comprehensive income (loss)	—	—	—	—	9,557,285	(7,232)	272,231	9,822,284

Contributed capital	—	—	—	—	—	—	—	—

Distributions	—	—	—	—	(4,936,062)	—	—	(4,936,062)

Balance, September 30, 2010	10,000	$10,000	5,473	$(2,891,083)	$33,171,243	$16,319	$766,746	$31,073,225

Balance, December 31, 2010	10,000	$10,000	5,473	$(2,891,083)	$33,769,859	$25,977	$671,895	$31,586,648

Other comprehensive income:
Functional currency translation	—	—	—	—	—	(1,287)	(1,287)	(2,574)

Effect of change in subsidiary ownership	—	—	—	—	(56,310)	—	(559,798)	(616,108)

Net income	—	—	—	—	10,396,289	—	87,239	10,483,528

Total comprehensive income (loss)	—	—	—	—	10,339,979	(1,287)	(473,846)	9,864,846

Contributed capital	—	—	—	—	—	—	12,270	12,270

Distributions	—	—	—	—	(5,538,674)	—	(36,244)	(5,574,918)

Balance, September 30, 2011	10,000	$10,000	5,473	$(2,891,083)	$38,571,164	$24,690	$174,075	$35,888,846

See accompanying notes to consolidated financial statements

and independent accountant’s review report.

HCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,396,289	$9,869,559
Net income attributable to noncontrolling interest	87,239	22,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,199,509	2,062,620
Bad debt expense	99,135	(14,846)
Loss on the disposal of property and equipment	229,872	63,608
Loss on unconsolidation of subsidiary	151,227	—
Gain on cash value of life insurance	31,957	26,121
Net change in assets and liabilities:
Receivables	7,179,930	8,502,342
Inventories	523,380	388,803
Prepaid expenses	(510,757)	(72,892)
Other assets	(6,267)	(65,653)
Accounts payable	(3,889,732)	(4,164,242)
Accrued expenses	674,443	738,766

Net cash provided by operating activities	17,166,225	17,356,701

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,542,764)	(2,536,189)
Proceeds from sale of property and equipment	90,084	115,158

Net cash used for investing activities	(1,452,680)	(2,421,031)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in lines of credit	(3,967,117)	(5,775,379)
Proceeds from long-term debt	—	3,415,012
Principal repayments on long-term debt	(2,110,466)	(1,448,555)
Capital contribution to subsidiary	12,270	—
Dividends from subsidiary	(36,244)	—
Net purchase price of subsidiary ownership interests	(158,503)	(55,326)
Distributions	(5,312,234)	(4,936,062)

Net cash used for financing activities	(11,572,294)	(8,800,310)

Effect of exchange rate translation	(2,574)	(14,464)

Net increase in cash and cash equivalents	4,138,677	6,120,896
Cash and cash equivalents, beginning of year	1,668,587	749,810

Cash and cash equivalents, end of year	$5,807,264	$6,870,706

Supplemental disclosures:
Cash paid during the year for interest	$618,466	$738,924

Non-cash Transaction:
Distribution of the fair value of the life insurance asset	$226,440	$—

See accompanying notes to consolidated financial statements

and independent accountant’s review report.

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010 AND FOR THE

NINE MONTH PERIODS ENDED SEPTEMBER 30, 2011 AND 2010

1	NATURE OF OPERATIONS

HCE Corporation (“HCE” or the “Company”) was incorporated under the laws of the State of Florida in 1959 and began operations in 1981. Since 1992, HCE has been growing and distributing fresh berries to the wholesale and food service markets in North America and Europe, and its customers include many of the largest grocery retailers in the U.S. In addition to its own berry farms, the Company packages and distributes blueberries, blackberries, raspberries and strawberries for a large number of independent growers in North and Latin America. The Company’s products are distributed under the brand name, SunnyRidge Farm, and its headquarters are located in Winter Haven, Florida. Its primary distribution center is located in Plant City, Florida.

As a result of its global operating activities, the Company is exposed to certain risks including changes in commodity pricing, fluctuations in interest rates, fluctuations in foreign currency exchange rates, as well as other environmental and business risks in both sourcing and selling locations.

2	BASIS OF CONSOLIDATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recently Adopted and Issued Accounting Pronouncements

The Company adopted guidance in 2010 that amends the manner in which entities evaluate whether consolidation is required for variable interest entities (“VIEs”). The consolidation requirements under the revised guidance require a company to consolidate a VIE if the entity has all three of the following characteristics: (i) the power, through voting rights or similar rights, to direct the activities of a legal entity that most significantly impact the entity’s economic performance, (ii) the obligation to absorb the expected losses of the legal entity, and (iii) the right to receive the expected residual returns of the legal entity. Further, this guidance requires that companies continually evaluate VIEs for consolidation, rather than assessing based upon the occurrence of triggering events. The disclosure requirements of this adoption are effective for the Company beginning January 2011 and require the Company to enhance disclosures about how their involvement with a VIE affects the financial statements and exposure to risks. The implementation of this standard did not have a material impact on the Company’s financial position, results of operations and cash flows.

In January 2010, the Company adopted guidance which requires additional disclosures relative to transfers of assets and liabilities between Levels 1 and 2 of the fair value hierarchy. Additionally, the amendment requires companies to present activity in the reconciliation for Level 3 fair value measurements on a gross basis rather than on a net basis. This update also provides clarification to existing disclosures relative to the level of disaggregation and disclosure of inputs and valuation techniques for fair value measurements that fall into either Level 2 or Level 3. This amendment became effective for the Company January 2010, except for disclosures related to activity in Level 3 fair value measurements which are effective for the

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Company beginning January 2011. The implementation of this standard, relative to Levels 1 and 2 of the fair value hierarchy, did not have a material impact on the Company’s financial position, results of operations and cash flows. The Company does not expect the adoption of the standard relative to Level 3 investments to have a material impact on the Company’s financial position, results of operations and cash flows.

During June 2011, the Financial Accounting Standards Board (“FASB”) issued a standard which revised the presentation of other comprehensive income (“OCI”). The new guidance requires entities to present net income and OCI in either a single continuous statement or in separate consecutive statements. The guidance does not change the components of net income or OCI, when OCI should be reclassified to net income. This accounting guidance is effective for annual reporting periods beginning after December 15, 2012 for nonpublic entities. The adoption of the standard is not expected to have a material impact on the Company’s results of operations or financial position.

In September 2011, the FASB issued a standard to simplify how entities test goodwill for impairment. This new guidance allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If a greater than 50 percent likelihood exists that the fair value is less than the carrying amount then a two-step goodwill impairment test must be performed. This new guidance is effective for the Company for annual reporting periods beginning after December 15, 2012. The Company currently believes there will be no significant impact on its consolidated financial statements.

Basis of Consolidation

The Company’s consolidated financial statements include the accounts of HCE Corporation and its controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Revenue is recognized at the point which title and risk of loss is transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable. Revenues are recorded gross except for those sales related to marketing/commission agreements with certain growers.

Agricultural Costs

Recurring agricultural costs include costs relating to irrigation, fertilizing, disease and insect control and other ongoing crop and land maintenance activities. Recurring agricultural costs are charged to operations as incurred or are recognized when the crops are harvested and sold, depending on the product. Non-recurring agricultural costs, primarily comprised of soil and farm improvements and other long-term crop growing costs that benefit multiple harvests, are capitalized as “preproductive costs” and depreciated over the estimated production period, which is typically ten years.

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Shipping and Handling

Amounts billed for shipping and handling are included as a component of revenues. Shipping and handling costs incurred are included as a component of cost of revenues and represent costs incurred by the Company to ship product from the sourcing locations to the end consumer markets.

Marketing and Advertising Costs

Marketing and advertising costs, which include media, production and other promotional costs, are generally expensed in the period in which the marketing or advertising first takes place. Advertising and marketing costs, which are included in general and administrative expenses, totaled approximately $107,000 and $139,000 for the nine month period ended September 30, 2011 and 2010, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs, which are included in general and administrative expenses, totaled approximately $235,000 and $217,000 for the nine month period ended September 30, 2011 and 2010, respectively.

Income Taxes

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for Federal income taxes has been included in the accompanying financial statements.

The Company has adopted guidance which seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position that an entity takes or expects to take in a tax return. An entity may only recognize or continue to recognize tax positions that meet a “more likely than not” threshold. This pronouncement is applicable to pass-though entities, such as S corporations, which are potentially subject to income taxes.

The Company assesses its income tax positions, including its continuing tax status as an S corporation, based on management’s evaluation of the facts, circumstances and information available at the reporting date. The Company uses the prescribed more likely than not threshold when making its assessment. There are no open federal or state tax years under audit.

The Company also has created an interest charge domestic international sales corporation (“IC-DISC”) which provides significant tax benefits in connection with goods grown and produced within the United States and exported to other countries.

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Subsidiaries in foreign jurisdictions file and report taxable income or loss in those jurisdictions. Incorporated foreign affiliates’ income or loss does not flow through to the stockholders unless repatriated through dividends, whereas income or loss on unincorporated foreign affiliates does flow through to the stockholders.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments, primarily money market funds and a time deposit, with original maturities of three months or less.

Grower Advances

The Company makes preseason crop advances to independent growers in the United States and Latin America for various farming needs. Generally the advances are issued when an executed loan contract and demand note is received. In the event of a default, the security can then be perfected by placing a lien on any real or personal property owned by the defaulting grower. The Company monitors these advances on a regular basis and records an allowance for the grower advances based on estimates of the growers’ ability to repay advances with the current crop’s production. Some grower advances are netted against related grower payables in accounts payable on the consolidated balance sheet.

Investments

In accordance with authoritative guidance, all investments over which the Company has control, regardless of ownership interest, must be evaluated for consolidation as variable interest entities. As a result, substantially all of the Company’s investments in companies that conduct farming or packaging operations are fully consolidated and all intercompany transactions have been eliminated.

Investments in affiliates and joint ventures with ownership of 20% to 50% are recorded using the equity method. As of September 30, 2011 and December 31, 2010, the Company had one investment accounted for using the equity method, which is included in other assets on the consolidated balance sheet.

Receivables

Receivables are stated at their estimated net realizable value. The Company provides an allowance for doubtful accounts, equal to the estimated uncollectible amount, based on historical collection experience and a review of the current status of individual accounts.

Inventories

Crop growing costs represent the costs associated with growing berries on company-owned farms. The costs of growing crops are capitalized into inventory until the time of harvest. Once a crop is harvested, the related inventoried costs are recognized as a cost of revenue to provide an appropriate matching of expenses with the related revenue earned. Packing material and

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

operating supply inventory costs are determined on the first-in, first-out basis. All inventoried items are valued at the lower of cost or market.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line and accelerated methods over the estimated useful lives of individual assets. Estimated useful lives range as follows:

Years

Buildings and improvements	5-39
Equipment	5-10
Vehicles	5
Preproductive costs	10

Direct and allocated indirect costs related to planting of intermediate-life plant fields are generally capitalized for a preproductive period of between two and three years and are depreciated beginning in the year of the first commercially viable crop.

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows directly associated with the asset are compared to the asset’s carrying amount. If this comparison indicates that there is impairment, the amount of the impairment is calculated by comparing the carrying value to discounted expected future cash flows or comparable market values, depending on the nature of the asset. All long-lived assets, for which management has committed itself to a plan of disposal by sale, are reported at the lower of carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the date of disposal. Routine maintenance and repairs are charged to expense as incurred.

Concentrations

The Company maintains cash accounts in the United States of America, Mexico, Brazil and Chile. The Company’s U.S. cash deposits are held in U.S. federally-insured financial institutions. Cash deposits held in Mexico are insured through the Institution for the Protection of Bank Savings. Cash deposits held in Brazil are insured through the Institution for the Credit Guarantee Fund. The Company had no uninsured cash balances in Chile as 100% of demand deposits are insured. As of September 30, 2011, the Company had deposits in one Mexican financial institution, which exceeded the insured amount by approximately $135,000. The Company has not historically experienced any losses on its cash or cash equivalents.

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash equivalents, grower advances and receivables. The Company maintains its temporary cash investments with high quality financial institutions. Grower advances are principally with farming enterprises located throughout the United States and Latin

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

America and are secured by the underlying crop harvests, loan contracts and demand notes. To reduce credit risk, the Company performs periodic credit evaluations of its customers but does not generally require advance payments or collateral. Additionally, the Company maintains an allowance for doubtful accounts.

For the nine month period ended September 30, 2011, revenues from three major retail customers comprised approximately 56% of total gross revenues. Gross revenues from each of the three customers ranged from 15% to 21% of total gross revenues. Receivables from these three major retail customers represent approximately 45% of the consolidated receivables as of September 30, 2011. Amounts due from each of these three customers range from 10% to 18% of total receivables as of September 30, 2011.

For the nine month period ended September 30, 2010, revenues from five major retail customers comprised approximately 69% of total gross revenues. Gross revenues from each of the five customers ranged from 10% to 19% of total gross revenues. Receivables from these five major retail customers represent approximately 80% of the consolidated receivables as of December 31, 2010. Amounts due from each of these five customers range from 8% to 21% of total receivables as of December 31, 2010.

Accumulated Other Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes both net income or loss and other comprehensive income or loss. Items included in other comprehensive income are classified based on their nature. The total of other comprehensive income or loss for the period has been transferred to an equity account and displayed as “accumulated other comprehensive income” in the accompanying consolidated balance sheets.

The Company’s functional currency for operations is generally the U.S. dollar. Net foreign currency exchange transaction gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries whose functional currency is not the U.S. dollar are recorded in cumulative other comprehensive income in stockholders’ equity. Otherwise, gains and losses from foreign currency remeasurement are recorded in other income.

Leases

The Company leases land, property and equipment for use in operations where leasing offers advantages of operating flexibility and is less expensive than alternative types of funding. The Company also leases land in countries where land ownership by foreign entities is restricted. The Company’s leases are evaluated at inception or at any subsequent modification and, depending on the lease terms, are classified as either capital leases or operating leases, as appropriate under authoritative guidance. For operating leases that contain rent escalations, rent holidays or rent concessions, rent expense is recognized on a straight-line basis over the life of the lease. The majority of the Company’s leases are classified as operating leases. The Company’s principal operating leases are for land, buildings and equipment. The Company’s decision to exercise renewal options is primarily dependent on the level of business conducted

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

at the location and the profitability thereof. The Company’s leasehold improvements and assets under capital leases were not significant as of September 30, 2011.

Noncontrolling Interest

The Company has adopted guidance that dictate that losses attributable to the parent and the noncontrolling interest in a subsidiary may exceed their respective interests in the subsidiary’s equity. The excess, and any further losses attributable to the parent and the noncontrolling interest, shall be attributed to those interests on a prospective basis starting January 1, 2009, the date of adoption. Prior to adoption of this guidance, any losses exceeding the noncontrolling interest’s investment in the subsidiary were attributed to the parent. As of December 31, 2009, the Company had recognized approximately $305,000 in losses from a consolidated subsidiary that were not attributed to the noncontrolling interest from operations prior to 2009. This subsidiary generated income for the nine month period ended September 30, 2010 of approximately $48,000, which would have been attributable to the noncontrolling interest. However, the income was allocated to the Company’s interest in this subsidiary to allow the Company to recuperate the previously recognized losses. This subsidiary generated income for the nine month period ended September 30, 2011 of which the allocated income amount to the Company was greater than the net accumulated recognized loss resulting in the recognition of income by the Company of approximately $12,000. The remaining balance of the Company’s previously recognized losses is $0 as of September 30, 2011.

Guarantees

The Company makes guarantees as part of its normal business activities. The majority of the Company’s guarantees relate to guarantees of subsidiary obligations and are scoped out of the initial measurement and recognition provisions of the related accounting guidance.

Reclassifications

Management of the Company periodically revises its classification of certain items within the financial statements in order to provide a more meaningful presentation of the Company’s financial position, results of operations and cash flows. In those cases where revised presentation has been adopted in the 2011 financial statements, the corresponding 2010 balances have also been reclassified to enhance comparability between periods.

Subsequent Events

Authoritative guidance requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date (that is, whether that date represents the date the financial statements were issued or were available to be issued). The Company has evaluated subsequent events through October 26, 2011, which is the date the financial statements were available to be issued.

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes. Estimates and assumptions include, but are not limited to, the areas of receivables and grower advances, investments, inventories, impairment of assets, useful lives of property and equipment, intangible assets, financial instruments and commitments and contingencies. Actual results could differ from these estimates.

3	NEW BUSINESS UNITS

In 2010, the Company formed Viveiros SunnyRidge Brazil Ltda, a 50% owner interest in a blueberry plant nursery in Brazil. The results of operations for the new business unit are included in the Company’s consolidated results of operations from the date that operations commenced.

4	RECEIVABLES

Receivables consist of the following as of:

	September 30, 2011	December 31, 2010

Accounts receivable	$7,354,979	$14,399,477
Grower advances	2,229,127	2,299,713
Sales tax refund from foreign governments	930,878	885,781
Other receivables	116,701	227,143

Total	10,631,685	17,812,114

Less allowance for doubtful accounts	(223,627)	(124,991)

Total receivables	$10,408,058	$17,687,123

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

5	INVENTORIES

Inventories consist of the following as of:

	September 30, 2011	December 31, 2010

Crop growing costs	$4,184,563	$4,002,135
Packaging materials	2,661,986	3,513,225
Nursery plants	867,960	722,529

Total inventories	$7,714,509	$8,237,889

6	PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of:

	September 30, 2011	December 31, 2010

Land	$7,228,184	$7,228,184
Buildings and improvements	11,538,564	11,097,515
Equipment	8,488,275	9,354,861
Vehicles	1,566,097	1,472,408
Preproductive costs	11,629,067	11,837,906

Total property and equipment	40,450,187	40,990,874

Less accumulated depreciation	(11,504,378)	(10,061,878)

Property and equipment, net	$29,395,809	$30,928,996

Depreciation expense for the nine month period ended September 30, 2011 and 2010 totaled approximately $2,147,000 and $2,004,000, respectively.

7	LINES OF CREDIT

As of September 30, 2011, the Company has two available lines of credit with Farm Credit of Central Florida, ACA with a total lending limit of approximately $16 million. One line of credit for approximately $15 million is set to expire on November 30, 2011 with the second line of credit for approximately $1 million set to expire on July 30, 2012. Advances on these lines, if any, are collateralized by receivables, real estate, equipment and various other assets of the Company. The lines of credit are subject to certain pay down provisions and are restricted by a borrowing base calculation. Borrowings from these lines are also guaranteed by the stockholders of the Company. Interest on advances accrue at the rate of LIBOR + 2.75%, which was 3.00% as of September 30, 2011, and is payable monthly. The balance owed on these lines of credit as of September 30, 2011 was $535,000, and the balance available for use was approximately $6,073,000.

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

8	LONG-TERM DEBT

The following notes payable are collateralized by various assets of the Company, including real estate, receivables, inventory and equipment. In addition, certain of the notes payable are personally guaranteed by the stockholders.

Notes payable consist of the following as of:

	September 30, 2011	December 31, 2010
Note payable to Farm Credit of Central Florida, ACA; principal payments of $35,629 plus interest at 6% per annum are due quarterly; matures July 2014	$285,034	$391,922

Note payable to Farm Credit of Central Florida, ACA; principal payments of $97,500 are due annually and interest payments at 6.75% per annum are due quarterly; matures August 2014	292,500	390,000

Note payable to Farm Credit of Central Florida, ACA; principal payments of $35,227 plus interest at 6% per annum are due quarterly; matures April 2014	281,818	387,500

Note payable to Farm Credit of Central Florida, ACA; principal payments of $313,333 are due annually and interest payments at 7.1% per annum are due quarterly; matures July 2012	2,506,667	2,820,000

Note payable to Farm Credit of Central Florida, ACA; principal payments of $199,394 are due annually and interest payments at 5.8% per annum are due quarterly; matures July 2020	1,794,545	1,993,939

Note payable to Farm Credit of Central Florida, ACA; principal payments of $204,000 are due annually and interest payments at LIBOR + 2.75% (3.01% as of September 30, 2011) per annum are due quarterly; matures April 2020	2,856,000	3,060,000

Note payable to Farm Credit of Central Florida, ACA; principal payments of $120,499 are due annually and interest payments at LIBOR + 2.75% (3.01% as of September 30, 2011) per annum are due quarterly; matures July 2020	1,084,488	1,204,987

Note payable to Farm Credit of Central Florida, ACA; principal payments of $85,000 are due annually and interest payments at 6.45% per annum are due quarterly; matures September 2014	255,000	340,000

Note payable to Farm Credit of Central Florida, ACA; principal payments of $5,476 plus interest at 5.5% per annum are due monthly; matures August 2017	383,353	432,641

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Note payable to Farm Credit of Central Florida, ACA; principal payments of $66,667 are due annually and interest payments at LIBOR + 3% (3.26% as of September 30, 2011) per annum are due quarterly; matures February 2015	866,667	933,333

Note payable to Farm Credit of Central Florida, ACA; principal payments of $126,667 are due annually and interest payments at 6.25% per annum are due quarterly; matures July 2020	1,140,000	1,266,666

Note payable to Farm Credit of Central Florida, ACA; principal payments of $92,000 are due annually and interest payments at 7.6% per annum are due quarterly; matures July 2020	828,000	920,000

Note payable to Farm Credit of Central Florida, ACA; principal payments of $15,273 are due annually and interest payments at 5.8% per annum are due quarterly; matures July 2020	137,455	152,727

Note payable to Farm Credit of Central Florida, ACA; principal payments of $164,000 are due annually and interest payments at 4.75% per annum are due quarterly; matures July 2013	328,000	492,000

Note payable to Farm Credit of Central Florida, ACA; principal payments of $94,333 are due annually and interest payments at LIBOR + 2.75% (3.01% as of September 30, 2011) per annum are due quarterly; matures July 2025	1,320,667	1,415,000

Note payable to a private lender; payments of $4,444 are due annually; matures July 2018	26,667	31,112

Note payable to Clinch County Development Authorities; payments of $3,246 including interest at 3% per annum are due monthly; matures March 2019	—	281,803

Equipment capital lease with Florida Lift Systems, Inc.; principal and interest payments of $656 due monthly at a rate of 4.597%; matures December 2013	16,303	—

	14,403,164	16,513,630
Less current portion	1,932,254	1,963,171

	$12,470,910	$14,550,459

During the nine month period ended September 30, 2011 and 2010, interest expense was approximately $614,000 and $727,000, respectively.

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Scheduled principal repayments related to the above indebtedness are as follows:

Year ended December 31,	Amount
2011	$1,963,171
2012	4,154,754
2013	1,578,118
2014	1,202,463
2015	1,620,902
Thereafter	5,994,222

$16,513,630

9	FAIR VALUE

Authoritative guidance establishes a fair value hierarchy and prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to observable inputs such as quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The maximization of observable inputs and the minimization of the use of unobservable inputs are required. Classification within the fair value hierarchy is based upon the objectivity of the inputs that are significant to the valuation of an asset or liability as of the measurement date.

The three levels within the fair value hierarchy are characterized as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity for the asset or liability at the measurement date. Unobservable inputs reflect the Company’s own assumptions about what market participants would use to price the asset or liability. These inputs may include internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

Financial assets being measured at fair value are components of other assets on the accompanying consolidated balance sheet. The following is a summary of valuation techniques utilized by the Company for its significant financial assets:

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Investment in Farm Credit of Central Florida

To estimate the fair value of the investment in Farm Credit of Central Florida (“FCCF”), the Company obtained an equity statement from FCCF that estimated the fair value of the investment as of September 30, 2011 and 2010.

The following table presents the balance of the asset measured at fair value on a recurring basis as of September 30, 2011 and December 31, 2010, and the total gains from the fair value adjustment for the nine month periods ended September 30, 2011 and 2010, respectively.

Asset – Investment in FCCF	Level 1	Level 2	Level 3	Total
September 30, 2011	$—	$127,793	$—	$127,793

December 31, 2010	$—	$127,793	$—	$127,793

Asset – Investment in FCCF	Total Fair Value Adjustment for the Nine Month Period
September 30, 2011	$—

September 30, 2010	$1,000

The asset balance is included in other assets on the consolidated balance sheet. The investment in FCCF fair value adjustment is included in other income on the consolidated statement of income.

10	RETIREMENT PLAN

The Company sponsors a 401(k) defined contribution retirement plan covering substantially all employees of the Company and its wholly-owned U.S. subsidiaries who have worked more than 1,000 hours in one year of continuous employment. Under the plan, qualified employees can elect to contribute up to the amount allowed by law. The Company matches, on a discretionary basis, 50% of such elective deferral up to 4% of the eligible employee’s compensation. The Company has accrued for matching contributions which totaled approximately $126,000 and $116,000 for the nine month period ended September 30, 2011 and 2010, respectively, and is included in general and administrative expenses in the consolidated statement of income.

11	COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company has commitments under cancelable and non-cancelable operating leases, primarily for land used for berry production, buildings and equipment. A significant portion of the Company’s lease payments contain cost of living increase provisions. Total rental expense, including rent related to cancelable and non-cancelable operating leases, was approximately

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

$1,270,000 and $1,295,000 for the nine month period ended September 30, 2011 and 2010, respectively.

The future minimum lease payments due under non-cancelable operating leases are as follows:

Year ended December 31,	Minimum payment
2011	$781,027
2012	782,409
2013	650,465
2014	655,421
2015	664,696
Thereafter	2,881,530

Total minimum lease payments	$6,415,548

Sales Commitments

In order to secure sufficient product to meet demand and to supplement the Company’s own production, the Company has entered into non-cancelable sales and service agreements with independent growers appointing the Company as their exclusive sales agent to market and sell all of the berries produced subject to market demand and product quality. Pricing under these agreements call for the Company to obtain the best market price available without a guarantee of any specific price, and terms range from one to ten years. Total sales under these agreements were approximately $140 million and $123 million for the nine month period ended September 30, 2011 and 2010, respectively.

Royalties

The Company is obligated to pay annual royalties in connection with license agreements for certain patented varieties of berry plants. These agreements also provide for additional royalty payments if quantities sold do not meet minimum guaranteed annual thresholds. The Company also has royalty agreements with nominal minimum annual royalty commitments and additional royalties based on quantities sold. These agreements expire at various dates through October 2017 or the life of the patent. Royalty expense for the nine month period ended September 30, 2011 and 2010 was approximately $136,000 and $201,000, respectively.

Legal Matters

In the normal course of conducting its operations, the Company occasionally becomes party to various legal actions and proceedings. Management of the Company, after consultation with legal counsel, does not believe that the resolution of any such matters will have a significant impact on the Company’s consolidated financial position or results of operations.

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

12	CHANGE IN OWNERSHIP

In 2010, the Company acquired additional ownership interests in two of its consolidated subsidiaries, Owl’s Den Farms and Moras y Arandanos, resulting in the acquisition of all outstanding ownership interests, respectively. The change in ownership was accounted for as an equity transaction in accordance with authoritative guidance. The Company was allocated its share of losses through the date of the change in ownership, while the results from operations for the subsequently wholly owned subsidiaries are included in the Company’s consolidated results of operations from the date that the change occurred.

The effects of the changes in ownership interest in the Company’s two subsidiaries are as follows:

Net income attributable to HCE Corporation and Subsidiaries for the nine month period ending September 30, 2010	$9,847,044

Transfers from the noncontrolling interest

Decrease in HCE’s retained earnings for the acquisition of Owls Den Farms 50% interest	170,135

Decrease in HCE’s retained earnings for the acquisition of Moras y Arandanos 50% interest	125,970

Net transfers from the noncontrolling interest	296,105

Change from net income attributable to HCE Corporation and Subsidiaries and transfers from noncontrolling interest	$9,550,939

13	COLLABORATIVE ARRANGEMENTS

The Company has entered into collaboration agreements with various raspberry growers in Mexico. Under the arrangements, the Company provides the raspberry plants and the infrastructure to grow the plants, including irrigation and trellising. The respective farms provide all of the caretaking and maintenance of the plants, as well as harvesting costs. As part of the arrangement, the Company is entitled to retain between 30% and 40% of gross revenues from the resulting harvests. For the nine month period ended September 30, 2011 and 2010, gross revenues recognized totaled approximately $1,828,000 and $430,000, respectively. The Company retained a total of approximately $451,000 and $86,000 in revenues from the arrangement for the nine month period ended September 30, 2011 and 2010, respectively. Costs of goods sold recognized totaled approximately $1,349,000 and $342,000 for the nine month period ended September 30, 2011 and 2010, respectively.

HCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

14	SUBSEQUENT EVENTS

On October 11, 2011, the Company completed a definitive merger agreement with Dole Fresh Vegetables, Inc. (“DFV”), a wholly-owned subsidiary of Dole Food Company, Inc., by which 100% of the Company’s capital stock was sold to DFV for cash consideration of $91.5 million plus an earn-out payable in 2015 that will fall between $0 and $15 million, depending on the EBITDA (as defined in the definitive merger agreement) of certain farming businesses of the Company during the years 2012 through 2014 as well as the satisfaction of certain management employment contingencies.

Effective October 7, 2011 in anticipation of the definitive merger agreement, the Company entered into an agreement with Farm Credit of Central Florida, ACA to transfer its outstanding long-term debt with Farm Credit of Central Florida, ACA to the stockholders and for which the Company would become a guarantor of the debt. The debt was subsequently paid in full with the proceeds from the definitive merger agreement.

Effective October 7, 2011 in anticipation of the definitive merger agreement, the Company terminated its 401(k) defined contribution retirement plan and is currently coordinating for the orderly distribution of benefits to participants and beneficiaries of the plan. All contributions into the plan have ceased as of the termination date.